For Immediate Release
Thursday, January 5, 2017
Contact: Ryan Hornaday, EVP/CFO & Treasurer
rhornaday@emmis.com
317.266.0100

Emmis Announces Third Quarter Earnings
Indianapolis... Emmis Communications Corporation (NASDAQ: EMMS) today announced results for its third fiscal quarter, ending November 30, 2016.

Emmis’ radio net revenues for the third fiscal quarter were down slightly, from $42.6 million to $42.5 million. Per Miller Kaplan reporting, which excludes barter and syndication revenues, Emmis radio revenues were down 1.8% in markets up 2.5%.
For the third fiscal quarter, operating income rose to $23.8 million from $11.6 million in the same quarter of the prior year, due to a gain on the sale of Texas Monthly, which closed during the third quarter.
Reported publishing net revenues were down 18% in the third fiscal quarter, from $16.6 million to $13.6 million. Pro forma for the sale of Texas Monthly, publishing net revenues were down 6%.
On August 18, the Company announced that it was exploring strategic alternatives for its publishing division, excluding Indianapolis Monthly magazine. The Company also announced it was exploring strategic alternatives for its Terre Haute radio stations and WLIB-AM in New York. Emmis expects to close on the sale of its Terre Haute radio stations at the end of January, and is working to close additional asset sales before the end of its fiscal year in February.
“Emmis Radio is not accustomed to underperforming its markets,” said Jeff Smulyan, Chairman & CEO of Emmis. “I was disappointed in our performance, but remain hopeful that recent ratings gains in Los Angeles and Austin, coupled with continued stellar performance in St. Louis, will lead to better performance in fiscal 2018.

“The general sluggishness in the radio industry makes the need for NextRadio all the more important,” Smulyan continued. “NextRadio, the smartphone app that provides free, portable FM radio listening, recently surpassed 10 million downloads and 25 million listening hours. The Samsung Galaxy S7 and S7 Edge are now FM-enabled across all major wireless carriers in the United States and we reached an agreement with Sprint that keeps NextRadio preloaded on their Android devices.

“If NextRadio succeeds, as I believe it will, it will help solve major challenges for every radio station, including ours: establishing a one-to-one relationship with our listeners, regaining our portability, and making us relevant to a generation that thinks terrestrial radio is uncool. NextRadio gives us new, interactive revenue opportunities with current and potential advertisers - and it takes the compelling content created every day and provides a new platform for it,” Smulyan said.

Smulyan also noted that Digonex, the dynamic pricing service that Emmis began operating in June 2014, has begun integrating with several ticketing platforms, helping to accelerate client adoption. Booked business heading into calendar 2017 is nearly triple that of calendar 2016.

A conference call regarding earnings will be hosted today at 9 a.m. Eastern by dialing 1-517-623-4891. Questions may be submitted via email to ir@emmis.com. A playback of the call will be available until 6 p.m. Eastern on Thursday, January 19 by dialing 1-203-369-3180.

Emmis has included supplemental station operating expenses and certain other financial data on its website, www.emmis.com under the “Investors” tab.

Emmis generally evaluates the performance of its operating entities based on station operating income. Management believes that station operating income is useful to investors because it provides a meaningful comparison of operating performance between companies in the industry and serves as an indicator of the market value of a group of stations or publishing entities. Station operating income is generally recognized by the broadcast and publishing industries as a measure of performance and is used by analysts who report on the performance of broadcasting and publishing groups. Station operating income does not take into account Emmis' debt service requirements and other commitments, and, accordingly, station operating income is not necessarily indicative of amounts that may be available for dividends, reinvestment in Emmis' business or other discretionary uses.

Station operating income is not a measure of liquidity or of performance, in accordance with accounting principles generally accepted in the United States, and should be viewed as a supplement to, and not a substitute for, our results of operations presented on the basis of accounting principles generally accepted in the United States. Operating Income is the most directly comparable financial measure in accordance with accounting principles generally accepted in the United States.

Moreover, station operating income is not a standardized measure and may be calculated in a number of ways. Emmis defines station operating income as revenues net of agency commissions and station operating expenses, excluding depreciation, amortization and non-cash compensation. A reconciliation of station operating income to operating income is attached to this press release.

The information in this news release is being widely disseminated in accordance with the Securities & Exchange Commission's Regulation FD.

Emmis Communications - Great Media, Great People, Great Service®
Emmis Communications Corporation is a diversified media company, principally focused on radio broadcasting. Emmis owns 19 FM and 4 AM radio stations in New York, Los Angeles, St. Louis, Austin (Emmis has a 50.1% controlling interest in Emmis’ radio stations located there), Indianapolis and Terre Haute, IN. Emmis also developed and licenses TagStation®, a cloud-based software platform that allows a broadcaster to manage album art, metadata and enhanced advertising on its various broadcasts, and developed NextRadio®, a smartphone application that marries over-the-air FM radio broadcasts with visual and interactive features on smartphones.

Note: Certain statements included in this press release which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•general economic and business conditions;
•fluctuations in the demand for advertising and demand for different types of advertising media;
•our ability to service our outstanding debt;
•competition from new or different technologies;

•
increased competition in our markets and the broadcasting industry including our competitors changing the format of a station they operate to more directly compete with a station we operate in the same market;

•our ability to attract and secure programming, on-air talent, writers and photographers;
•inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;
•increases in the costs of programming, including on-air talent;
•inability to grow through suitable acquisitions or to consummate dispositions;
•changes in audience measurement systems
• new or changing regulations of the Federal Communications Commission or other governmental agencies;
• war, terrorist acts or political instability; and
• other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.

Emmis does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise

EMMIS COMMUNICATIONS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL DATA
(Unaudited, amounts in thousands, except per share data)

	Three months ended November 30,		Nine months ended November 30,
	2016	2015	2016	2015
OPERATING DATA:
Net revenues:
Radio	$42,462	$42,634	$131,133	$132,789
Publishing	13,633	16,658	39,344	46,775
Emerging Technologies	204	322	598	985
Total net revenues	56,299	59,614	171,075	180,549
Station operating expenses excluding depreciation and amortization expense:
Radio	28,979	27,352	87,915	87,925
Publishing	13,828	14,310	40,265	43,557
Emerging Technologies	2,619	1,992	7,226	5,449
Total station operating expenses excluding depreciation and amortization expense	45,426	43,654	135,406	136,931
Corporate expenses excluding depreciation and amortization expense	3,397	2,810	8,894	10,116
Depreciation and amortization	1,132	1,532	3,746	4,385
Impairment loss on intangible assets	—	—	2,988	—
Gain on sale of publishing assets, net of disposition costs	(17,491)	—	(17,491)	—
Loss on disposal of assets	—	—	125	—
Operating income	23,835	11,618	37,407	29,117
Interest expense	(4,481)	(4,768)	(13,929)	(14,259)
Loss on debt extinguishment	(478)	—	(478)	—
Other income, net	10	7	142	845
Income before income taxes	18,886	6,857	23,142	15,703
Provision for income taxes	629	889	1,968	2,662
Consolidated net income	18,257	5,968	21,174	13,041
Net income attributable to noncontrolling interests	581	420	477	1,574
Net income attributable to the Company	$17,676	$5,548	$20,697	$11,467

Basic net income per common share	$1.46	$0.50	$1.73	$1.05
Diluted net income per common share	$1.43	$0.47	$1.70	$0.97

Basic weighted average shares outstanding	12,114	11,100	11,989	10,961
Diluted weighted average shares outstanding	12,387	11,876	12,163	11,863

OTHER DATA:
Station operating income (See below)	$11,094	$16,325	$36,424	$45,228
Cash (refund from) paid for income taxes, net	—	—	112	216
Cash paid for interest	4,139	4,154	12,082	12,567
Capital expenditures	692	662	1,403	1,943

	Three months ended November 30,		Nine months ended November 30,
	2016	2015	2016	2015
Noncash compensation by segment:
Radio	$133	$284	$533	$1,125
Publishing	67	28	166	385
Emerging Technologies	21	53	56	100
Corporate	480	539	1,462	3,059
Total	$701	$904	$2,217	$4,669

COMPUTATION OF STATION OPERATING INCOME:
Operating income	$23,835	$11,618	$37,407	$29,117
Plus: Depreciation and amortization	1,132	1,532	3,746	4,385
Plus: Corporate expenses	3,397	2,810	8,894	10,116
Plus: Station noncash compensation	221	365	755	1,610
Plus: Impairment loss on intangible assets	—	—	2,988	—
Less: Gain on sale of publishing assets, net of disposition costs	(17,491)	—	(17,491)	—
Plus: Loss on disposal of assets	—	—	125	—
Station operating income	$11,094	$16,325	$36,424	$45,228

SELECTED BALANCE SHEET INFORMATION:	November 30, 2016	February 29, 2016
Total Cash and Cash Equivalents	$2,057	$4,456
Credit Agreement Debt	$158,955	$184,762
98.7FM Nonrecourse Debt	$61,356	$65,411